Exhibit 99.1

INTERNATIONAL TOWER BUILDING, SUITE 600, 857 ELKRIDGE LANDING ROAD, LINTHICUM, MD 21090

September 15,2009

Wise Metals Group has completed a multi-year agreement to supply Anheuser-Busch InBev (A-BI) beginning in 2010. “This agreement is a significant addition to the can sheet business at our Wise Alloys rolling mill in Muscle Shoals, Alabama and is a testament to the quality and reliability achievements of the entire Wise team,” according to David D’Addario, Chairman and CEO of Wise Metals Group.

“We are proud to have Wise as a part of our supply chain,” stated Matt Rohm, Director Metal Procurement for Anheuser-Busch InBev, “Over the past several years it has become obvious that Wise is a significant manufacturer of can sheet providing a high quality product.”

Wise is now capable of producing 14-out can sheet after widening their three-stand and installing a new wide slitter. According to Mr. D’Addario, “The completion of this significant capital project was key to our being able to secure this additional business.” Added D’Addario, “We are looking forward to a mutually beneficial relationship with our new business partner AB-I.”

In a separate transaction Wise Metals Group and Anheuser-Busch Recycling Corporation (A-BRC) have completed a multi-year agreement in which A-BRC will supply 100% of Wise Metals’ UBC scrap requirements to the can sheet rolling mill which Wise Metals operates in Muscle Shoals, Alabama. In the world of recycling, Wise is one of the largest processors of Used Beverage Can Scrap.

“This strategic partnership with Anheuser-Busch Recycling is critical in a world where environmental responsibility and sustainability have become hallmarks for businesses committed to achieving excellence,” according to D’Addario. D’Addario went on to say that “this partnership provides us the vehicle to continue to grow and prosper together in this critical area of corporate stewardship.”

“For Wise, this means that we will have an assured supply of raw materials over the long term which will help us accomplish our mission of supplying a high quality product to all our customers, a commitment that I know all our employees are part of,” stated Phil Tays, Executive Vice President and Plant Manager.

Wise will be working closely with A-BRC to reconcile existing agreements and relationships with scrap suppliers for both companies. According to Trevor Hansen, Vice President, Anheuser-Busch Recycling Corporation, “This partnership with Wise provides an opportunity to capitalize on synergies and strengths of both our organizations.”

“The negotiation of these two agreements ends several months of intensive work,” per Danny Mendelson, Executive Vice President and Chief Strategic

Officer, Wise’s efforts were led by Don Farrington Executive Vice President -Sales and Dick Weaver Executive Vice President-Non-Core Operations. “This successful conclusion was made possible by the high level of professionalism of both the A-BRC and AB-I teams. As David noted these agreements put Wise on firm financial footing well into the future,” said Mendelson.